Exhibit 10.11

Form of Cash Retention Incentive Agreement (April 2023)

____________, 2023

[employee name]

[address]

Re: Retention Incentive Agreement

Dear [name],

You are a highly valued employee or other service provider of Belami, Inc. (the “Company”). In order to encourage your continued attention and dedication to the Company after its acquisition by SKYX Platforms Corp. (“SKYX”), this letter agreement documents your opportunity to earn a cash retention incentive payment upon the terms, and subject to the conditions, set forth below.

1. Retention Incentive.

(a) If you remain in the continuous employment or other service (“Continuous Service”) of the Company (or by SKYX or an affiliate of SKYX) through the Vesting Date (as defined below), then you will be entitled to receive a retention incentive bonus (the “Retention Incentive”) of (i) $[●]. For purposes of this letter agreement, the “Vesting Date” means the first anniversary of the “Closing Date”, as defined in that certain Stock Purchase Agreement, dated February 6, 2023, by and among SKYX and the sellers of the common stock of the Company. Except as otherwise provided in Section 1(b) below, the Retention Incentive will be forfeited automatically and without further action or notice if your Continuous Service terminates prior to the Vesting Date.

(b) Notwithstanding the foregoing, if, prior to the Vesting Date, your Continuous Service is terminated by the Company without Cause (as defined in Section 2 below) or by you for Good Reason (as defined in Section 2 below), your Retention Incentive shall become fully vested as of the date of such termination.

(c) Any Retention Incentive earned under this letter agreement shall be paid to you in a single lump sum payment in cash (net of all taxes and withholdings that may be required, as determined by the Company), within thirty (30) days following the date that Retention Incentive becomes vested in accordance with Section 1 above.

2. Certain Definitions. For purposes of this letter agreement:

(a) “Cause” shall have the meaning provided in any applicable employment or severance agreement between you and the Company (or SKYX or an affiliate), or in the absence of such an agreement that defines the term, “Cause” shall mean: (i) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of confidential information; (iii) gross misconduct or gross neglect in the performance of your duties; (iv) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company (or SKYX or an affiliate) to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material relevant to such an investigation; or (v) willful and material violation of the Company’s (or SKYX’s or an affiliate’s) written conduct policies; provided, however, that a termination of your employment by the Company (or SKYX or an affiliate) pursuant to sub-paragraphs (iii), (iv) or (v) of the foregoing shall not be deemed to be for Cause unless the Company (or SKYX or an affiliate) gives you written notice prior to such termination, setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure, and, except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have 30 business days from the giving of such notice (or, if the Company (or SKYX or an affiliate) reasonably expects irreparable injury from a delay of 30 business days, such shorter period set out in the written notice to you as is reasonable under the circumstances) within which to cure any failure, breach or refusal under sub-paragraphs (iii), (iv) or (v) of the foregoing.

(b) “Good Reason” shall have the meaning provided in any applicable employment or severance agreement between you and the Company or a Subsidiary, or in the absence of such an agreement that defines the term, “Good Reason” shall mean the occurrence of any of the following without your consent: (i) a material reduction by the Company (or SKYX or an affiliate) of your title, duties, responsibilities or reporting relationship; (ii) a material reduction by the Company (or SKYX or an affiliate) of your annual base salary; (iii) the relocation of your principal place of employment, as determined as of the date hereof, by more than twenty-five (25) miles without offering you the ability work remotely; or (iv) a material breach of any applicable employment agreement between your and the Company (or SKYX or an affiliate); provided, however, that your termination of your employment pursuant to sub-paragraphs (i), (ii),(iii) or (iv) of the foregoing shall not be deemed to be for Good Reason unless (x) you give written notice to the Company (or SKYX or an affiliate, if your employer) of the existence of the event or condition constituting Good Reason within 60 calendar days after such event or condition initially occurs or exists, (y) the Company (or SKYX or an affiliate) fails to cure such event or condition within 30 calendar days after receiving such notice, and (z) you terminates your employment within 120 calendar days after the initial occurrence of the event or condition constituting Good Reason.

4. Miscellaneous

(a) This letter agreement is binding upon the Company and its successors and assigns and will be interpreted, enforced and governed under the laws of the State of California without regard to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any other jurisdiction. This letter agreement may not be transferred or assigned by you. This letter agreement is not a contract of employment and does not create a guarantee of continued employment with the Company or any affiliate.

(b) This letter agreement supersedes any and all prior agreements, negotiations and discussions of the parties with respect to the matters contained herein.

(c) This letter may be executed in counterparts (including by means of pdf or electronic signature), each of which shall be deemed an original, and both of which taken together shall constitute one and the same agreement. No provision of this letter agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by you and SKYX. No waiver of any provision of this letter agreement shall be deemed a continuing waiver or a waiver of any other provision, whether or not similar.

(e) The parties intend that any Retention Incentive payable pursuant to this letter agreement be exempt from or comply with the restrictions of Section 409A of the Internal Revenue Code of 1986, as amended, and this letter agreement will be interpreted and administered in accordance with such intent. However, the tax treatment of any payment made under this letter agreement is not warranted or guaranteed.

[SIGNATURE PAGE FOLLOWS]

2

Please indicate your acceptance of these terms by signing below.

SKYX PLATFORMS CORP.

By:
Name:
Title

Agreed and Accepted:

Name: [●]

3